EXHIBIT 23.1

Consent of Independent Registered
Public Accounting Firm

Board of Directors

TMT Capital Corporation

Winter Park, Florida

We consent to the use in this Quarterly Report on Form 10-QSB of our Report of Independent Public Accounting Firm, dated June 6, 2008 with respect to the consolidated financial statements of TMT Capital  Corporation. We also consent to the reference to our Firm under the caption “Experts”.

/s/Jaspers + Hall, PC

June 6, 2008
Denver, Colorado